Exhibit 2.1

FIRST AMENDMENT

TO

ASSET PURCHASE AGREEMENT

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “First Amendment”), dated as of January 22, 2018, by and between CHURCHILL DOWNS LLC, a Delaware limited liability company (the “Buyer”), and STANLEY FURNITURE COMPANY, INC., a Delaware corporation (the “Seller”).

WHEREAS, Seller and Buyer entered into that certain Asset Purchase Agreement, dated as of November 20, 2017 (the “Asset Purchase Agreement”);

WHEREAS, pursuant to Section 11.1 of the Asset Purchase Agreement, the Asset Purchase Agreement may be amended in writing by the Seller and the Buyer at any time before or after the Seller Stockholder Approval is obtained (provided that, after receipt of the Seller Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Seller’s stockholders without obtaining such further approval);

WHEREAS, the Seller Stockholder Approval has not yet been obtained; and

WHEREAS, Buyer and Seller desire to enter into this First Amendment to modify certain terms of the Asset Purchase Agreement as provided below.

NOW, THEREFORE, in consideration of the foregoing premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions.  Capitalized terms used herein and not otherwise defined herein have the meanings given to them in the Asset Purchase Agreement.

2. Amendment to Section 1.1.

(a)     The definitions of “Cash Equivalents,” “Equity Consideration,” and “Stockholders Agreement” in Section 1.1 of the Asset Purchase Agreement are each hereby deleted in their entirety and the following are substituted in lieu thereof:

““Cash Equivalents” means cash including Restricted Cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.”

““Equity Consideration” means a 5% equity interest in Churchill Downs Holdings Ltd., a British Virgin Islands business company (“Holdings”) to which all of the membership interest in Parent will be transferred in connection with the Closing, to be transferred by Walter A. Blocker to the Seller at Closing pursuant to the terms and subject to the conditions of the Stockholders Agreement.”

““Stockholders Agreement” means the Agreement, dated January 22, 2018, among the shareholders of Holdings and the Seller and providing for the transfer of the Equity Consideration to the Seller at Closing and providing the Seller certain rights with respect to the Equity Consideration.”

(b)     Section 1.1 of the Asset Purchase Agreement is hereby amended to add the following definitions in alphabetical order therein:

““Excluded Party” has the meaning set forth in Section 6.12(f).”

““Extended Go-Shop Period” has the meaning set forth in Section 6.12(f).”

““First Amendment” means the First Amendment to Agreement, dated as of January 22, 2018.”

““Go-Shop Period” has the meaning set forth in Section 6.12(f).”

““Initial Go-Shop Period” has the meaning set forth in Section 6.12(f).”

““Parent” means Churchill Downs Intermediate Holdings LLC, a Delaware limited liability company.”

““Restricted Cash” means collateral deposits to guarantee the Seller’s workers compensation insurance policy.”

““Restricted Cash Amount” has the meaning set forth in Section 2.2(a).”

““Supplemental Retirement Plan” means the Supplemental Retirement Plan of the Seller as restated January 1, 1993 and amended on December 31, 1995 and on January 1, 2002.”

“Transaction Documents” means this Agreement, the Buyer Note, the Stockholders Agreement, the Bills of Sale, the Assignment and Assumption Agreements, the IP Assignment Agreement, the Intercreditor and Debt Subordination Agreement attached hereto as Exhibit F, and the other agreements, instruments and documents required to be delivered at the Closing.

(c)     Section 1.1 of the Asset Purchase Agreement is hereby amended to delete each of the definitions of “Employment Agreements,” “Retained Cash” and “Retained Cash Amount” in their entirety.

3. Amendment to Section 2.1(a). Section 2.1(a) of the Asset Purchase Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(a)     Intentionally omitted;”

4. Amendment to Section 2.2(a). Section 2.2(a) of the Asset Purchase Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(a)     all cash and Cash Equivalents including Restricted Cash in an amount equal to $631,000 (the “Restricted Cash Amount”);”

5. Amendment to Section 2.5(a). Section 2.5(a) of the Asset Purchase Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(a)     In consideration for the sale and transfer of the Purchased Assets, and on the terms and subject to the conditions of this Agreement, (i) the Buyer shall (A) pay to the Seller cash (the “Cash Consideration”) in an amount equal to $3,500,000 plus proceeds available at Closing under the Definitive Debt Financing Agreement to fund the cash portion of the Purchase Price, but in no event less than $7,000,000, (B) enter into and deliver to the Seller a subordinated secured promissory note substantially in the form attached hereto as Exhibit A (the “Buyer Note”) payable to the Seller in the principal amount of equal to the difference between $18,369,000 and the Cash Consideration, subject to adjustment as provided for in Section 2.6, and (C) assume, satisfy and discharge the Assumed Liabilities, and (ii) Buyer shall cause Walter A. Blocker to transfer to the Seller the Equity Consideration pursuant to the terms and subject to the conditions of the Stockholders Agreement (the Equity Consideration, together with the principal amount of the Buyer Note and the Cash Consideration, the “Purchase Price”). The Purchase Price shall be allocated as provided for in Section 2.8.”

6. Amendment to Section 2.5(b). Section 2.5(b) of the Asset Purchase Agreement is hereby amended to add the following language to clause (ii), to follow immediately the words “by Section 8.2(d)” therein:

“or Section 8.3(c)”

7. Amendment to Section 2.6. Section 2.6 of the Asset Purchase Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“Section 2.6 Pre-Closing Purchase Price Adjustment. On the Business Day prior to the Closing Date, the Seller shall deliver to the Buyer a written good faith estimate of the cash and Cash Equivalents of the Seller as of Closing (the “Cash Estimate”), together with reasonable supporting documentation used by the Seller to prepare the same. If the Cash Estimate is less than the Restricted Cash Amount, the Buyer shall increase the principal amount of the Buyer Note in an amount equal to such shortfall (the “Cash Shortfall”). If the Cash Estimate is more than the Restricted Cash Amount, the Buyer shall decrease the principal amount of the Buyer Note in an amount equal to the difference between the Cash Estimate and the Restricted Cash Amount.”

8. Amendment to Section 2.7(e). Section 2.7(e) of the Asset Purchase Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(e)     If (i) the Cash Estimate was less than the Restricted Cash Amount and (ii) the Final Cash Value is less than the Cash Estimate, the principal amount of the Buyer Note shall be increased by an amount equal to the difference between the Final Cash Value and the Cash Estimate as provided for in the Buyer Note.”

9. Amendment to Section 2.7(f). Section 2.7(f) of the Asset Purchase Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(f)     If (i) the Cash Estimate was less than the Restricted Cash Amount and (ii) the Final Cash Value is more than the Cash Estimate, the principal amount of the Buyer Note shall be decreased by an amount equal to any difference between the Final Cash Value and the Restricted Cash Amount as provided for in the Buyer Note.”

10. Amendment to Section 2.7(g). Section 2.7(g) of the Asset Purchase Agreement is hereby amended to add the following language at the end thereof:

“(g)     If (i) the Cash Estimate exceeded the Restricted Cash Amount and (ii) the Final Cash Value is less than the Restricted Cash Amount, the principal amount of the Buyer Note shall be increased by an amount equal to the difference between the Final Cash Value and the Restricted Cash Amount as provided for in the Buyer Note.”

11. Amendment to Section 2.7(h). Section 2.7(h) of the Asset Purchase Agreement is hereby deleted in its entirety.

12. Amendment to Section 3.1. Section 3.1 of the Asset Purchase Agreement is hereby amended by deleting the last sentence thereof and the following is substituted in lieu thereof:

“The date on which the closing occurs is referred to in this Agreement as the “Closing Date” and the Closing shall be effective as of 9:00 a.m., Eastern time, on the Closing Date.”

13. Amendment to Section 3.2(c). Section 3.2(c) of the Asset Purchase Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(c)     Walter A. Blocker shall transfer to the Seller the Equity Consideration pursuant to the terms and subject to the conditions of the Stockholders Agreement;”

14. Amendment to Section 4.25(b). Section 4.25(b) of the Asset Purchase Amendment is hereby amended by deleting clause (i) in its entirety and the following is substituted in lieu thereof:

“(i)     Intentionally omitted;”

15. Amendment to Section 5.1. Section 5.1 of the Asset Purchase Agreement is hereby amended by adding the following to the end thereof:

“All of the membership interests in Buyer are held by Parent. All of the membership interests in the Parent are held by Walter A. Blocker.””

16. Amendment to Section 5.6. Section 5.6 of the Asset Purchase Agreement is hereby amended by deleting the last sentence thereof and the following is substituted in lieu thereof:

“The Buyer has delivered to the Seller a true and complete copy of the Agreement, dated January 22, 2018, among Buyer, Parent and Walter A. Blocker providing for Walter A. Blocker to invest $500,000 in Parent and providing for such amount to be contributed to Buyer in connection with Closing to fund a portion of the Cash Consideration (the “Additional Equity Financing”). As of the date hereof, the cash currently available to the Buyer together with the proceeds of the Financing as contemplated by the Financing Proposals together with the Additional Equity Financing are sufficient to enable the Buyer to make payment of the Cash Consideration at Closing and otherwise consummate the transactions contemplated by this Agreement.”

17. Amendment to Section 6.12. Section 6.12 of the Asset Purchase Agreement is hereby amended by adding the following

“(f)     Anything in this Agreement to the contrary notwithstanding, during the period beginning on the date of the First Amendment to this Agreement and continuing until 11:59 p.m., Eastern Time, on the date that is 14 calendar days from the date of the First Amendment to this Agreement ( the “Initial Go-Shop Period”), the Seller and its Representatives shall have the right to, directly or indirectly: (i) solicit or initiate, or induce, facilitate or encourage, the making, submission or announcement of any Takeover Proposal (with “50%” substituted for “15%” in the definition thereof for purposes of this Section 6.12(f)) or take any action that would reasonably be expected to lead to a Takeover Proposal; (ii) furnish any nonpublic information regarding the Seller to any Person in connection with or in response to a Takeover Proposal; and (iii) engage in discussions or negotiations with any Person with respect to any Takeover Proposal; provided that (x) prior to furnishing nonpublic information the Seller receives from such Person or group of Persons an executed Acceptable Confidentiality Agreement; (y) within forty-eight (48) hours of entering into discussions with such Person or group of Persons, the Seller gives the Buyer written notice setting forth the Seller’s intention to furnish nonpublic information to, or enter into discussions with, a Person or group of Persons without identifying such Person or group of Persons; and (z) concurrently with furnishing any such nonpublic information to such Person or group of Persons, the Seller furnishes such nonpublic information to the Buyer (to the extent such nonpublic information has not been previously furnished by the Seller to the Buyer). “Excluded Party” means any Third Party, group of Third Parties or group that includes any Third Party from whom the Seller or any of its Representatives has received prior to the expiration of the Initial Go-Shop Period, a Takeover Proposal that is not withdrawn that the Seller Board determines in good faith (after consultation with the Seller’s financial advisor and outside legal counsel) is, or could reasonably be expected to lead to, a Superior Proposal without financing contingencies. In the event the Seller Board determines there is an Excluded Party, the duration of the Initial Period for such Excluded Party shall be extended an additional 16 calendar days (the “Extended Go-Shop Period”, and together with the Initial Go-Shop Period, the “Go-Shop Period”). Following the expiration of the Initial Go-Shop Period, the Seller shall, and shall direct its Representatives to, (i) immediately cease any discussions or negotiations with any Persons, other than such Persons that may be Excluded Parties, that may be ongoing with respect to any Takeover Proposal and (ii) promptly request each Person or group of Persons, other than such Persons that may be Excluded Parties, that has executed a confidentiality or similar agreement in connection with its consideration of a possible Takeover Proposal during the Initial Go-Shop Period to return to the Seller all confidential information heretofore furnished to such Person or group of Persons by or on behalf of any of the Seller. Following the expiration of the Extended Go-Shop Period, if the Seller Board has not made a determination that a Takeover Proposal from an Excluded Party received during the Go-Shop Period constitutes a Superior Proposal the Seller shall, and shall direct its Representatives to, immediately cease any and all discussions or negotiations with any such Excluded Party that may be ongoing with respect to any Takeover Proposal.

18. Amendment to Section 8.2(c). Section 8.2(c) of the Asset Purchase Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(c)     Intentionally omitted;”

19. Amendment to Section 8.3. Clause (c) of Section 8.3 of the Asset Purchase Agreement is hereby designated as clause (e) and the following language is to be inserted immediately preceding clause (e):

“(c)     The Buyer shall have obtained Financing as provided for in the Definitive Financing Agreements or any Alternative Financing together with the Additional Equity Financing in an amount sufficient for the Cash Consideration to equal at least $7,000,000;

(d)     The Buyer Note shall be subordinated in right of payment to the amounts owed the Lender under the Definitive Debt Financing Agreement or Alternative Financing substantially in the form of the Intercreditor and Debt Subordination Agreement attached hereto as Exhibit F; and”

20. Amendment to Section 9.1(b). Clause (ii) of Section 9.1(b) of the Asset Purchase Agreement is hereby deleted in its entirety and the following is substituted in lieu thereof:

“(ii)     if the transactions contemplated herein shall not have been consummated by March 15, 2018 (the “Outside Date”); provided, however, if prior to February 15, 2018, the SEC is reviewing the preliminary proxy statement filed with the SEC pursuant to Section 6.2 or any comments received from the SEC on such preliminary proxy statement remain outstanding, then the “Outside Date” shall be extended on a daily basis until all such comments are addressed; provided further that the Outside Date shall be no later than April 30, 2018; provided further, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation, covenant or condition or whose willful breach of a provision under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated herein to occur on or before such Outside Date; or”

21. Amendment to Section 9.2(c)(i). Section 9.2(c)(i) of the Asset Purchase Agreement is hereby amended to add the following language to clause (B), to follow immediately the words “in Section 8.2(d)” therein:

“or Section 8.3(c)”

22. Amendment to Section 9.2(d). Section 9.2(d) of the Asset Purchase Agreement is hereby amended to add the following as the second sentence therein:

“Notwithstanding anything herein to the contrary, in the event this Agreement is terminated by the Seller or Buyer because the Seller Board has made a determination that a Takeover Proposal received during the Go-Shop Period constitutes a Superior Proposal, the amount of the Seller Termination Fee shall be $375,000.”

23. Amendment to Exhibit A. Exhibit A to the Asset Purchase Agreement is hereby deleted in its entirety and is replaced by Exhibit A attached to this First Amendment.

24. Amendment to Annexes and the Disclosure Schedule. Annex 2.2(e) and Annex 2.2(f) to the Asset Purchase Agreement and Sections 4.13(a) and 4.13(f) of the Disclosure Schedule are amended as set forth on Schedule 1 to this First Amendment.

25. Addition of Exhibit F. The Asset Purchase Agreement is hereby amended to add Exhibit F attached to this First Amendment immediately following Exhibit E to the Asset Purchase Agreement.

26.  Limited Amendment.  Except as specifically provided in this First Amendment and as the context of this First Amendment otherwise may require to give effect to the intent and purposes of this First Amendment, the Asset Purchase Agreement shall remain in full force and effect without any other amendments or modifications.

27.  Governing Law.  This First Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of Delaware.

28.  Counterparts.  This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to the other party.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Asset Purchase Agreement as of the date first above written.

BUYER:

CHURCHILL DOWNS LLC

By:               /s/ Walter Blocker

Name:   Walter Blocker

Title:     Member

SELLER:
STANLEY FURNITURE COMPANY, INC.

By:             /s/ Steven A. Hale II

Name:    Steven A. Hale II

Title:      Chairman

Exhibit A

THIS SUBORDINATED SECURED PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

PAYMENT AND ENFORCEMENT OF THIS NOTE, AND THE LIENS AND SECURITY INTERESTS SECURING THIS NOTE, ARE SUBORDINATED TO THE CLAIMS, LIENS AND SECURITY INTERESTS OF THE HOLDER OF SENIOR INDEBTEDNESS AS DEFINED IN, AND TO THE EXTENT PROVIDED IN, AND IS OTHERWISE SUBJECT TO THE TERMS OF, THE INTERCREDITOR AND DEBT SUBORDINATION AGREEMENT, DATED ON OR ABOUT THE DATE OF THIS NOTE, AS THE SAME MAY BE AMENDED FROM TIME TO TIME, BY AND BETWEEN THE HOLDER OF THIS NOTE, AS JUNIOR CREDITOR, AND NORTH MILL CAPITAL LLC, AS SENIOR CREDITOR.

SUBORDINATED SECURED PROMISSORY NOTE

$[____________]	[______ __], 201[_]

FOR VALUE RECEIVED, CHURCHILL DOWNS LLC, a Delaware limited liability company (“Maker”), hereby promises to pay to the order of STANLEY FURNITURE COMPANY, INC., a Delaware corporation (“Holder”), on [________ __, 202_] [five years from issuance] (the “Maturity Date”), the principal amount of [_________________] ($[_____]), as such principal amount may be adjusted after the date hereof pursuant to Section 2.7 of that certain Asset Purchase Agreement, dated as of November 20, 2017 (the “Purchase Agreement”), between Marker and Holder, to the extent not theretofore paid (such unpaid principal amount at any time, the “Principal Amount”), together with interest thereon calculated from the date hereof in accordance with the provisions of this Note (the unpaid amount of any such accrued interest at any time, the “Interest Amount” and the sum of the Principal Amount and the Interest Amount at any time, the “Total Amount”). Certain capitalized terms which are used and not otherwise defined in this Note are defined in Section 7 below.

1.     PAYMENT OF PRINCIPAL AND INTEREST. Subject, in each case, to the Subordination Agreement:

(a)     Subject to the imposition of the Default Rate (as defined below), interest on the Principal Amount shall accrue daily at a fixed rate of six percent (6.00%) per annum (computed on the basis of a 365 or 366 day year, as applicable, and the actual number of days elapsed), each such payment shall be due, in arrears, each such payment to be due on the last Business Day of each calendar month, commencing [________ __, 201_] and continuing through and including the Maturity Date.

(b)     Except as set forth otherwise herein, the Total Amount shall be payable in full on the Maturity Date; provided that the Total Amount is subject to acceleration upon the occurrence, and during the continuation, of an Event of Default as set forth below.

(c)     Maker may, at its option, prepay at any time and from time to time all or any part of the Total Amount, without premium or penalty.

(d)     No later than 30 days after delivery to Holder of the audited annual financial statements pursuant to Section 5(a) below, commencing with the delivery to Holder of the financial statements for Maker’s fiscal year ending December 31, 2018, Maker shall prepay the Principal Amount in an amount equal to Excess Cash Flow for such fiscal year.

(e)     Any amount paid to Holder by Maker in respect of this Note will be applied first, to reimburse or pay Holder for any costs and expenses relating to this Note, second, to reduce the Interest Amount and, third, to reduce the Principal Amount. All payments in cash in respect of this Note will be made by wire transfer of immediately available funds to an account designated in writing by Holder, and any payment so received after 1:00 p.m. New York time on any day will be deemed to have been received on the following Business Day. Any amount that (but for the application of this sentence) would become payable in respect of this Note on a day which is not a Business Day will instead become due and payable on the next succeeding Business Day, and interest accruing on the Principal Amount will reflect any such extension.

2.     SECURITY. As security for the payment of all the Obligations, Maker hereby grants to Holder a continuing security interest in and to all of its right, title and interest in and to the following property, whether now or hereafter owned, existing, acquired or arising and wherever now or hereafter located (collectively, the “Collateral”): (i) all Accounts and all Goods whose sale, lease or other disposition by Maker has given rise to Accounts and have been returned to, or repossessed or stopped in transit by, Maker; (ii) all Chattel Paper, Instruments, Documents and General Intangibles (including all patents, patent applications, trademarks, trademark applications, tradenames, trade secrets, goodwill, copyrights, copyright applications, registrations, licenses, software, franchises, customer lists, tax refund claims, claims against carriers and shippers, guarantee claims, contract rights and rights to payment of money, promissory notes, payment intangibles, security interests, security deposits and rights to indemnification); (iii) all Inventory; (iv) all Goods (other than Inventory), including Equipment and Fixtures; (v) all securities and other Investment Property; (vi) all Deposit Accounts, bank accounts and all deposits and cash; (vii) all Letter of Credit Rights; (viii) all Commercial Tort Claims; and (ix) all additions and accessions to, substitutions for, and replacements, products and Proceeds of the foregoing property, including proceeds of all insurance policies insuring the foregoing property, and all of Maker’s books and records relating to any of the foregoing. As used herein, each of “Account”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Deposit Accounts”, “Documents”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter of Credit Rights”, and “Proceeds” shall have the respective meanings assigned to such terms, as of the date of this Note, in the New York Uniform Commercial Code. Notwithstanding the foregoing, Collateral shall not include, and Maker shall not be deemed to have granted a security interest in, (i) any rights or interests in any license, lease, contract or agreement to which Maker is a party and all software or related goods and/or databases licensed or provided thereunder, to the extent, but only to the extent, that such a grant would, under the terms of such license, lease contract or agreement, result in a breach of the terms of, or constitute a default under, such license, lease, contract or agreement (other than to the extent that any such term would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law), (ii) any Equipment or other assets subject to a purchase money security interest to the extent that the agreements governing the indebtedness secured by such purchase money security interest prohibits the granting of a security interest to Holder hereunder (other than to the extent that any such prohibition would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law) or (iii) any rights or property, including any intent-to-use trademark applications, to the extent that any valid and enforceable law or regulation applicable to such rights or property prohibits the creation of a security interest in such rights or property or would otherwise result in a material loss of rights from the creation of such security interest therein (other than to the extent that any such term would be rendered ineffective pursuant to 9-406, 9-407 or 9-408 of the Uniform Commercial Code or other applicable law); provided, that, with respect to each of the foregoing clauses (i) - (iii), immediately upon the ineffectiveness, lapse or termination of any such restriction, the Collateral shall include, and Maker shall be deemed to have granted a security interest in, all such rights and interests or Equipment or other assets, as the case may be, as if such provision had never been in effect; and provided, further that, notwithstanding any such restriction, Collateral shall include the right to receive all proceeds derived from or in connection with the sale, assignment or transfer of such rights and interests.

By its signature hereto, Maker agrees that any time and from time to time, Maker will promptly execute and deliver all further instruments and documents, obtain such agreements from third parties, and take all further action that may be necessary or desirable, or that Holder may request, in order to create and/or maintain the validity, perfection or (subject to the Subordination Agreement) the priority of and protect any security interest granted or purported to be granted hereby. Without limiting the generality of the foregoing, Maker hereby (i) authorizes Holder to file against Maker, one or more financing, continuation or amendment statements pursuant to the Uniform Commercial Code in form and substance satisfactory to Holder, which statements will describe the Collateral as “all assets now owned or hereafter acquired”, (ii) agrees, from time to time to take such actions as may be requested by Holder to perfect the security interest of Holder with respect to that portion of the Collateral over which control may be obtained within the meaning of the Uniform Commercial Code, and (iii) agrees to execute and deliver to Holder customary short form intellectual property security agreements to be filed with the United States Patent and Trademark Office and the United States Copyright Office (and any successor office and any similar office in any state of the United State or in any other country). If Maker shall at any time hold or acquire any Commercial Tort Claim having a value in excess of $100,000, Maker shall promptly notify Holder in writing signed by Maker of the particulars thereof necessary to grant Holder a valid security interest therein and in the proceeds thereof pursuant to the Uniform Commercial Code. If Holder fails to execute and deliver any such release or other instrument promptly following such reasonable request of Maker or Senior Lender, Holder hereby irrevocably authorizes, empowers and appoints each of Maker and Senior Lender as its agent and attorney-in-fact to execute and deliver such release or other instrument.

Maker will not, without providing at least 30 days’ prior written notice to Holder, change its legal name, identity, type of organization, jurisdiction of organization, corporate structure or location of its chief executive office.

This Note and the obligations of Maker hereunder are also guaranteed by Churchill Downs Intermediate Holdings LLC, a Delaware limited liability company (“Parent”) and a wholly-owned subsidiary of Churchill Downs Holdings Ltd., a British Virgin Islands business company, and Stanley Furniture Company 2.0, LLC, a Virginia limited liability company (“SFC 2.0” and together with Parent, each a “Guarantor” and collectively, the “Guarantors”), in each case pursuant to those certain [Guaranty Agreements], each dated as of the date hereof (as amended, restated, supplemented or otherwise modified or replaced from time to time, each, a “Guaranty”), made by Parent and SFC 2.0, as applicable, to Holder, each of which Guaranty is secured by a [Pledge Agreement], dated as of the date hereof, between Parent or SFC 2.0, as applicable, and Holder (as amended, restated, supplemented or otherwise modified or replaced from time to time, each, a “[Pledge]” and, together with this Note, each other Pledge, and each Guaranty, each a “Related Document” and collectively the “Related Documents”).1

3.     SUBORDINATION. HOLDER EXPRESSLY ACKNOWLEDGES AND AGREES THAT MAKER’S OBLIGATIONS HEREUNDER, INCLUDING THE PAYMENTS OF INTEREST, PRINCIPAL AND OTHER AMOUNTS TO BE MADE TO HOLDER PURSUANT TO THIS NOTE AND ALL OF HOLDER’S RIGHTS AND REMEDIES WITH RESPECT TO THE COLLATERAL, ARE IN EACH CASE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE SUBORDINATION AGREEMENT.

1 Bracketed document names to be updated/conformed to final documents.

4.     REPRESENTATIONS AND WARRANTIES. Maker hereby makes the following representations and warranties:

(a)     Organization, Authority and Qualification. Maker is duly organized, validly existing and in good standing under the laws of Delaware and has all necessary power and authority to execute and deliver this Note and the other Related Documents to which Maker is a party and to perform its obligations hereunder and thereunder.

(b)     Due Authorization. The execution and delivery by Maker of this Note and the other Related Documents to which Maker is a party and the performance by Maker of its obligations hereunder and thereunder have been duly authorized by all requisite limited liability company action on the part of Maker. Each of this Note and the other Related Documents to which Maker is a party has been duly executed and delivered by Maker and constitutes a legal, valid and binding obligation of Maker, enforceable against Maker in accordance with its terms (subject to applicable law, bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors rights and remedies generally and subject, as to enforceability, to rules of law governing specific performance, injunctive relief and to general principles of equity).

(c)     No Conflict. The execution, delivery and performance by Maker of this Note and the other Related Documents to which Maker is a party does not and will not violate, conflict with or result in the breach of any provision of Maker’s organizational documents.

(d)     Purchase Agreement. Maker has made certain representations and warranties set forth in the Purchase Agreement, which are hereby incorporated by reference herein.

(e)     Solvency. The fair salable value of Maker’s assets exceeds the fair value of its liabilities. After giving effect to the transactions described in this Note, the Related Documents and the Purchase Agreement, the Maker would not be left with unreasonably small capital in relation to its business as presently conducted or as contemplated to be conducted after the transactions contemplated by the Purchase Agreement, and the Maker is not unable to pay its debts (including trade debts) as they mature.

(f)     Debt and Liens. Maker has no liabilities other than liabilities owed to Senior Lender or liabilities incurred in the ordinary course of business in connection with the transactions contemplated by the Purchase Agreement. Maker’s assets are not subject to liens and encumbrances other than liens in favor of Senior Lender or Holder.

5.     COVENANTS. Maker covenants and agrees that, until the Total Amount owing under this Note has been paid in full,

(a)     Maker will deliver to Holder a copy of Maker’s annual consolidated financial statements, including balance sheet, statement of income, and statement of cash flows, reviewed by independent certified public accountants acceptable to Holder no later than ninety (90) days after the end of each fiscal year of Maker,

(b)     Maker will deliver a copy of Maker’s unaudited (internally prepared) quarterly consolidated financial statements, including balance sheet, statement of income, and statement of cash flows, to Holder no later than sixty (60) days following each calendar quarter end,

(c)     Maker will not, without the prior written consent of Holder, pay, distribute or authorize any Restricted Payment,

(d)     Maker will not, without the prior written consent of Holder, issue any additional ownership interests in or other Equity Interests of or in Maker other than those that by their terms will be subject to the Parent Pledge,

(e)     Maker will give Holder (i) prompt written notice of any amendment, modification or waiver of the Senior Loan Documents or provisions thereof and (ii) prompt written notice following the maturity of the indebtedness under the Senior Loan Documents being accelerated for any reason, including as a result of occurrence of any event of default under the Senior Loan Documents,

(f)     Maker will maintain its legal existence and good standing in its respective jurisdiction of formation and maintain qualification in each jurisdiction in which it is required to be qualified,

(g)     Maker will incur no liabilities for borrowed money other than such liabilities owed to Senior Lender,

(h)     Maker will grant no liens on its assets to any party other than Holder and Senior Lender,

(i)     Maker will not, without the prior written consent of Holder, (x) directly or indirectly enter into or permit to exist any transaction with any affiliate of Maker, except for transactions that are made in the ordinary course of business on fair and reasonable terms that are no less favorable to Maker than would be obtained in an arm’s length transaction with a non-affiliated person, or (y) pay, distribute or authorize any compensation or other payments to officers, directors or employees of Maker except for such amounts that are in the ordinary course of business and on fair and reasonable terms, and

(j)     Holder will have the right, while any Obligations remain outstanding hereunder, (i) to appoint a representative designated by Holder from time to time to attend all meetings of the Board of Directors of Parent as a non-voting observer; and (ii) to receive all information distributed by Parent to voting members of the Board of Directors of Parent.

6.     EVENTS OF DEFAULT AND REMEDIES. An “Event of Default” shall be deemed to have occurred under this Note if:

(i)     failure of Maker to make any payment when the same becomes due and payable in cash; or

(ii)     Maker shall default in the due performance or observance of any other term, covenant or agreement on its part contained in this Note and such default shall continue unremedied for fifteen (15) days from receipt by Maker of written notice thereof from Holder; or

(iii)     Maker shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vi) take any action for the purpose of effecting any of the foregoing; or

(iv)     a proceeding or case shall be commenced against Maker (other than by Holder), without its application or consent, in any court of competent jurisdiction, seeking (i) its liquidation, reorganization, dissolution or winding-up, or the composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of all or any substantial part of its assets, or (iii) similar relief under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and in each case such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 60 or more days; or an order for relief against such Person shall be entered in an involuntary case under the Bankruptcy Code; or

(v)     a default or event of default (howsoever defined or denominated) shall occur under the Senior Loan Documents; or

(vi)     there shall occur a sale of all or substantially all of the assets of Maker or Maker shall cease to be a wholly owned subsidiary of Parent.

If any Event of Default occurs and is continuing, Holder may: (i) declare the Total Amount to be immediately due and payable; (ii) exercise all rights and remedies available to Holder under this Note, under applicable law or at equity; and (iii) exercise from time to time any default rights and remedies available to it under the Uniform Commercial Code and any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement; provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Maker under the Bankruptcy Code, the unpaid Total Amount shall automatically become due and payable without further act of Holder. The failure of Holder at any time to exercise the foregoing rights shall not be deemed a waiver thereof. All of Holder’s rights and remedies shall be cumulative and non-exclusive to the extent permitted by applicable law. At any sale of the Collateral, if permitted by applicable law, Holder may be the purchaser of the Collateral or any part thereof and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at such sale, to use and apply any of the Obligations as a credit on account of the purchase price of the Collateral or any part thereof payable at such sale.

Without limiting the foregoing remedies, subject to the Subordination Agreement, the portion of the Principal Amount not paid on or before the date when due hereunder and, to the extent permitted by law, accrued interest not paid or before the date when due hereunder, shall bear interest at a fixed rate of two percent (2.00%) per annum in excess of the otherwise applicable rate until the same shall be paid (the “Default Rate”).

7.     DEFINED TERMS. As used in this Note, the following capitalized terms have the following respective meanings:

“Bankruptcy Code” means the United States Bankruptcy Code of 1978, as amended from time to time, or any successor federal statute.

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open in New York, New York for the conduct of substantially all of their activities.

“EBITDA” shall mean, on a consolidated basis for Maker, for a specified period, the sum of (a) net income (or loss) for such period (excluding extraordinary, unusual or nonrecurring gains and losses), plus (b) all interest expense for such period, plus (c) all charges against income for such period for federal, state and local taxes, plus (d) depreciation expenses for such period, plus (e) amortization expenses for such period.

“Equity Interests” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, partnership or membership interests, limited liability company interests, or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person, whether voting or non-voting.

“Excess Cash Flow” means, for any fiscal year, on a consolidated basis for Maker, EBITDA, minus each of the following, to the extent actually paid in cash during such fiscal year, capital expenditures, taxes, dividends and distributions, interest, fees and principal payments and prepayments on this Note and other debt for borrowed money (including capitalized leases).

“Obligations” means the obligations of Maker with respect to the due and prompt payment of (i) the principal of and interest on this Note (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), when and as due, whether at maturity, by acceleration, or otherwise, and (ii) all other monetary obligations, including fees, costs, attorneys’ fees and disbursements (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceedings) payable pursuant to this Note or any of the other Related Documents.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Restricted Payment” means the declaration or payment by Maker of any dividend or other distribution on account of, or the repurchase, redemption or other acquisition for value of, any Equity Interests of Maker, now or hereafter outstanding.

“Senior Lender” means North Mill Capital LLC, a Delaware limited liability company.

“Senior Loan Documents” means the Loan Agreement (as defined in the Subordination Agreement) and each related Security Agreement (as defined in the Subordination Agreement), in each case executed by Maker in favor of the Senior Lender on or about [_________, 2018].

“Subordination Agreement” has the meaning set forth in the legends on the first page of this Note.

8.     CANCELLATION. After the entire Total Amount of this Note has been paid in full, this Note will be surrendered to Maker for cancellation and will not be reissued.

9.       MISCELLANEOUS.

(a)     Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given, made or sent by delivery in person, by an internationally recognized overnight courier service, by facsimile, by registered or certified mail (postage prepaid, return receipt requested), or by electronic mail (at such e-mail addresses as a party may designate in accordance herewith) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9(a)):

if to Holder:

STANLEY FURNITURE COMPANY, INC.

[____________]

Attention: [____________]

Fax: [____________]

Email: [____________]

with a copy to:

MCGUIREWOODS LLP

Gateway Plaza

800 East Canal Street

Richmond, Virginia 23219

Attention: David W. Robertson

Fax: 804-698-2152

Email: drobertson@mcguirewoods.com

if to Maker:

[____________]

Attention: [____________]

Fax: [____________]

Email: [____________]

with a copy (which shall not constitute notice) to:

DEXTRA PARTNERS PTE. LTD.

269A South Bridge Road

Singapore 058818

Attention: Bernhard Weber

Fax: 65 6645 0470

Email: b.weber@dextrapartners.com

All notices hereunder shall be deemed to have been duly given: when received, if personally delivered or transmitted by facsimile or electronic mail; the day after it is sent; if sent for next day delivery to a domestic address by an internationally recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested.

(b)     Assignment. This Note shall be binding upon Maker and its successors and assigns, and shall inure to the benefit of and be enforceable by any successor in interest to Holder.

(c)     Amendment. This Note may not be amended or modified except by an instrument in writing signed by, or on behalf of, Holder and Maker.

(d)     Replacement. Upon receipt of evidence reasonably satisfactory to Maker of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon delivery of an unsecured indemnity agreement in such reasonable amount as Maker may determine or, in the case of any such mutilation, upon the surrender of this Note to Maker for cancellation, Maker at its expense will execute and deliver, in lieu thereof, a new Note of the same class and of like tenor, dated so that there will be no loss of interest on such lost, stolen, destroyed or mutilated Note.

(e)     Severability. Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be prohibited by or invalid under applicable law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Note.

(f)     Descriptive Headings; Interpretation. The descriptive headings of this Note are inserted for convenience only and do not constitute a substantive part of this Note, The use of the word “including” in this Note is by way of example rather than by limitation.

(g)     Waiver. Either Maker or Holder may (i) extend the time for the performance of any of the obligations or other acts of the other party or (ii) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

(h)     Third Party Beneficiaries. This Note shall be binding upon and inure solely to the benefit of the parties hereto, their affiliates and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Note.

(i)     Currency. Unless otherwise specified in this Note, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

(j)     Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed and performed entirely within the State of New York. Any judicial proceeding brought by or against Maker with respect to any of the Obligations or this Note may be brought in any court of competent jurisdiction in the State of New York, United States of America, and, by execution and delivery of this Note, Maker accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note. Maker waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens.

(k)     Usury; Maximum Rate. Notwithstanding any other provision of this Note, Holder does not intend to charge, and Maker shall not be required to pay, any interest or other fees in excess of the maximum permitted by applicable law (the “Maximum Rate”). Notwithstanding any contrary provisions contained herein, (a) the Maximum Rate will be calculated on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, (b) in determining whether the interest hereunder exceeds interest at the Maximum Rate, the total amount of interest will be spread throughout the entire term of this Note until its payment in full, and (c) if Holder ever charges or receives anything of value that is deemed to be interest under applicable law, and if the occurrence of any event, including acceleration of maturity of obligations owing under this Note, should cause such interest to exceed the maximum lawful amount, any amount that exceeds interest at the Maximum Rate will be applied to the reduction of the unpaid principal balance under this Note, and if this Note is paid in full, any remaining excess will be paid to Maker.

(l)     Expenses. Maker shall reimburse Holder on demand for all costs, expenses and fees (including expenses and fees of its counsel) incurred by Holder in connection with the enforcement of Holder’s rights hereunder and under the other Transaction Documents.

(m)     Specific Waivers. Presentment and demand for payment, notice of dishonor, protest and notice of protest are hereby waived.

(n)     Repayments or Recovery. This Note shall continue to be effective or be reinstated, as the case may be, if at any time all or part of any payment of any of the Obligations is rescinded or must otherwise be returned by Holder upon the insolvency, bankruptcy or reorganization of Borrower or any Guarantor or otherwise. Without limiting the generality of the foregoing, if the incurrence or payment of the Obligations by Borrower or any Guarantor or the transfer to Holder of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if Holder is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Holder is required or elects to repay or restore, the liability of Maker automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made. The provisions of this section will be and remain effective notwithstanding the release of any of the Collateral by Holder in reliance upon such payment and any such release will be without prejudice to Holder’s rights hereunder and under any Guaranty and will be deemed to have been conditioned upon such payment having become final and irrevocable. This section shall survive the termination of this Note.

[Signature page follows]

IN WITNESS WHEREOF, Maker has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

MAKER:

CHURCHILL DOWNS LLC,

a Delaware limited liability company

By:

Name:

Title:

Accepted and agreed as of the date first above written:

HOLDER:

STANLEY FURNITURE COMPANY, INC.,

a Delaware corporation

By:

Name:

Title:

Subordinated Secured Promissory Note

Exhibit F

InterCreditor and Debt Subordination Agreement

THIS INTERCREDITOR AND DEBT SUBORDINATION AGREEMENT (this "Subordination Agreement"), dated February ___, 2018, between STANLEY FURNITURE COMPANY, INC., a Delaware corporation ("Junior Creditor"), having an address of _____________________________________, and NORTH MILL CAPITAL LLC, a Delaware limited liability company ("NMC") having an office at 821 Alexander Road, Suite 130, Princeton, New Jersey 08540.

RECITALS

WHEREAS, pursuant to an Asset Purchase Agreement, dated as of November 20, 2017 (as amended from time to time, the “Purchase Agreement”), between Junior Creditor, as seller, and Churchill Downs LLC, a Delaware limited liability company (the “Borrower”), as buyer, Junior Creditor has sold to the Borrower substantially all of Junior Creditor’s assets and properties, including, without limitation, all of the outstanding membership interests of Stanley Furniture Company 2.0, LLC (“Stanley Furniture 2.0”), a Virginia limited liability company;

WHEREAS, as a portion of the consideration paid by the Borrower to Junior Creditor for Junior Creditor’s assets and properties sold to Junior Creditor pursuant to the Purchase Agreement, the Borrower has executed and delivered to Junior Creditor a Subordinated Secured Promissory Note, dated of even date herewith (the “Junior Note”), in the original principal amount of $______________, subject to certain adjustments to the principal amount owing thereunder as more particularly set forth in the Purchase Agreement;

WHEREAS, payment of the Junior Note and the other Junior Indebtedness (as defined below) is unconditionally guaranteed by Churchill Downs Intermediate Holdings LLC, a Delaware limited liability company (the “Parent”), the owner of all of the issued and outstanding stock of the Borrower and in turn a wholly owned subsidiary of Churchill Downs Holdings Ltd, a corporation formed under the laws of the British Virgin Islands, and Stanley Furniture 2.0, and is secured by liens and security interests granted by the Borrower, the Parent and Stanley Furniture 2.0 (individually and collectively, the “Debtor”) in substantially all of their respective assets and properties, including, without limitation, all of Debtor’s accounts, inventory, documents, instruments, chattel paper, general intangibles, equipment and all proceeds thereof;

WHEREAS, NMC has entered into a certain Loan and Security Agreement, dated January __, 2018 (as amended, restated or otherwise modified from time to time, the “Loan Agreement”) with the Borrower under which NMC may make revolving loans and advances or other financial accommodations to the Borrower against, among other things, the accounts and inventory of the Borrower, to be unconditionally guaranteed by the Parent and Stanley Furniture 2.0, and NMC is to be granted a first priority senior and superior security interest in and lien on all of Debtor’s assets and properties; and

WHEREAS, NMC is unwilling to enter into the Loan Agreement with the Borrower and to make available the revolving credit facility thereunder to the Borrower unless (a) Junior Creditor agrees that (i) any interest of any kind Junior Creditor has in any of Debtor’s assets and properties shall be junior and subordinate to the security interests and liens to be granted to NMC and (ii) the indebtedness of Debtor to Junior Creditor under or with respect to the Junior Note and the other Junior Indebtedness is subordinate to the indebtedness of Debtor to NMC, and (b) Junior Creditor and NMC have entered into this Subordination Agreement so as to set forth said priorities of their respective liens on assets and properties of Debtor and the indebtedness of Debtor to each of Junior Creditor and NMC.

NOW THEREFORE, Junior Creditor and Lender agree as follows:

1.     Definitions. All capitalized terms used in this Subordination Agreement without definition shall have the meanings ascribed to such terms in the Loan Agreement. In addition to the defined terms set forth above or in the Loan Agreement or as otherwise provided for herein: (A) each of Junior Creditor and NMC is sometimes referred to as a "Lender" and collectively the "Lenders"; (B) "Obligations" means the present and future liabilities of Debtor to each Lender, including, without limitation, all principal, interest, fees and expenses, whether incurred or accruing prior to or after a bankruptcy or similar insolvency proceeding of Debtor; (C) "Security Agreement" means and collectively refers to the loan and security agreement, security agreement, notes, instruments and all other documents executed or delivered by Debtor in favor of each Lender; (D) "Enforcement Action" means taking any action, judicial or otherwise, to collect payment on any Obligations or pursuing any other remedy with respect to the Obligations, including commencing or joining with any other junior creditor in commencing any proceeding under any bankruptcy or similar insolvency proceeding, further including, without limitation, enforcement of or foreclosure of any lien on any Collateral; (E) "Senior Indebtedness" means and include all present and future principal of and interest (including, without limitation, any post-petition interest) on all Obligations owing to NMC evidenced by or arising under or related to the Loan Agreement or any of the other Loan Documents, accruing whether or not granted or permitted in any bankruptcy or similar insolvency proceeding), and all fees, costs and expenses, including attorneys' fees, on all Obligations of Debtor to NMC evidenced by or arising under or related to the Loan Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, joint, several or independent, now or hereafter existing, due or to become due to, or held or to be held by NMC, whether created directly or acquired by assignment or otherwise; (F) "Junior Indebtedness" means and includes the principal of and interest on the Junior Note and all other present and future principal of and interest and all fees, costs and expenses, including attorneys' fees, on all Obligations of Debtor to Junior Creditor evidenced by or arising under or related to the Junior Note or any of the other Purchase Documents, whether direct or indirect, absolute or contingent, joint, several or independent, now or hereafter existing, due or to become due, or held or to be held by Junior Creditor whether created directly or acquired by assignment or otherwise; (G) “Collateral” means all of the assets and properties of Debtor in which any Lender has or claims a security interest or lien pursuant to its Security Agreement with Debtor; (H) “Availability” means, at any date of the determination thereof, the amount, if positive, by which the lesser of the Advance Limit or the Borrowing Base, less reserves, at such date exceeds the aggregate amount of Advances then outstanding; and (I) “Excess Cash Flow” shall have the meaning ascribed to such term in the Junior Note.

2.     Representations. Junior Creditor represents that:

(A)     As of the date hereof the total principal amount of the Junior Indebtedness is $_______________ which is evidenced by the Junior Note.

(B)     Junior Creditor is the unconditional owner of the Junior Indebtedness, free and clear of all liens, claims and encumbrances, and the Junior Indebtedness has not been subordinated in favor of any other party.

(C)     Junior Creditor holds no security for the Junior Indebtedness, or any guarantees of any third parties of such Junior Indebtedness, except as disclosed on Exhibit A annexed hereto.

(D)     This Subordination Agreement constitutes the valid and binding obligation of Junior Creditor and is enforceable against Junior Creditor in accordance with its terms.

3.     Subordination.

(A)     Upon the terms and subject to the provisions of this Subordination Agreement, Junior Creditor hereby subordinates the payment of the Junior Indebtedness to payment in full of the Senior Indebtedness.

(B)     Upon any distribution of the assets or readjustment of indebtedness of Debtor, whether by reason of liquidation, dissolution, bankruptcy, reorganization, receivership or any other action or proceeding involving the readjustment of all or any of the Junior Indebtedness, or the application of assets of Debtor to the payment or liquidation thereof, NMC shall be entitled to receive payment in full of the Senior Indebtedness prior to the payment of all or any part of the Junior Indebtedness hereby subordinated.

(C)     In order to enable NMC to enforce its rights hereunder in any action or proceeding referred to in (B) above, NMC is hereby irrevocably authorized and empowered in NMC's discretion to make and present for, and on behalf of Junior Creditor, such proofs or claims against Debtor on account of the Junior Indebtedness as NMC may deem expedient or proper, and to vote such proofs or claims in any such proceedings, and to receive and collect any and all dividends or other payments or disbursements made thereon in whatever form the same may be paid or issued, and to apply same on account of the Senior Indebtedness. Further, in order to enable NMC to enforce its rights hereunder in any action or proceeding referred to in (B) above, Junior Creditor hereby appoints NMC, or its designee, attorney to take the above mentioned with full power of substitution in the premises. Junior Creditor further agrees to execute and deliver any further documents or other instruments which may be necessary or expedient to enable NMC to collect any and all dividends or other payments or disbursements which may be made at any time on account of all or any of the Junior Indebtedness (except for the payments permitted by Section 4(A) below) or otherwise enforce its rights under this Subordination Agreement.

(D)     Junior Creditor agrees that Junior Creditor will make proper notations on the Junior Note and in Junior Creditor's books and records indicating that the Junior Indebtedness is subject to this Subordination Agreement. The Junior Note and all other evidences of indebtedness accepted by the Junior Creditor from Debtor shall contain a specific statement that the indebtedness thereby evidenced is subject to the provisions of this Subordination Agreement.

(E)     Junior Creditor hereby waives any and all notice of the creation, renewal, modification or extension of the Senior Indebtedness and acknowledges that NMC shall be deemed to have relied on this Subordination Agreement when extending any credit, loaning any monies or providing any financial accommodation to Debtor or otherwise acting with respect to the occurrence of the Senior Indebtedness, now or at any time in the future, and Junior Creditor expressly waives proof of reliance by NMC upon this Subordination Agreement and waives all notice of any actions that NMC may take with respect to the Senior Indebtedness, or the acceptance by NMC of this Subordination Agreement or the extension of credit by NMC to Debtor.

4.     Payments and Other Acts With Regard to Junior Indebtedness. Until satisfaction in full of the Senior Indebtedness and termination of this Subordination Agreement in accordance with its terms, Junior Creditor agrees that:

(A)     Junior Creditor will not ask, demand, sue for, take or receive from Debtor any payment or distribution on account of the Junior Indebtedness (whether in cash, property or securities), including, but not limited to, by setoff or any other manner or accelerate the maturity thereof; provided, however, if and only to the extent that, immediately before and after giving pro forma effect to any payment on the Junior Indebtedness, (i) no Event of Default shall exist or would result from the making of such payment, (ii) Availability shall be at least One Million Dollalrs ($1,000,000), (iii) all taxes are current, and (iv) the combined amount of all payables and other obligations of Debtor that are then delinquent or are outside their payment terms are no more than Twenty-Five Thousand Dollars ($25,000), Debtor may pay and Junior Creditor may receive the following payments (but no other payments) on the Junior Indebtedness on the due dates thereof:

(1)     monthly payments of interest on the Junior Indebtedness at a per annum rate not greater than six percent (6.0%) per annum (computed on the basis of a 365 or 366 day year, as applicable, and the number of days elapsed); provided, however, that any interest payable on the Junior Indebtedness at the default rate of interest may be accrued, capitalized and added to the principal balance of the Junior Indebtedness to the extent permitted by the terms of the Junior Note and applicable law;

(2)     no earlier than twenty (20) days after delivery to the Lenders of the Borrower’s audited financial statements for each fiscal year required to be delivered to each Lender pursuant to the respective Security Agreement with each Lender, commencing with the fiscal year ending December 31, 2018, a payment of principal in the amount of the Borrower’s Excess Cash Flow for such fiscal year; and

(3)     a payment of principal in the amount of the unpaid principal balance of the Junior Note, together with any other amounts owing on the Junior Indebtedness, on the fifth (5th) anniversary date of the Junior Note.

(B)     Junior Creditor will not obtain, ask for or require any additional security for or any additional guaranty of the Junior Indebtedness (other than as set forth on Exhibit A annexed hereto); and

(C)     If, notwithstanding any terms of this Subordination Agreement to the contrary, Junior Creditor receives any payment or distribution on account of the Junior Indebtedness not permitted to be received under (A) above, and/or Junior Creditor receives any payment or proceeds on any accounts of Debtor or other Collateral, Junior Creditor will hold same in trust for NMC and immediately deliver same in the form received, except for the addition of any endorsement or assignment necessary to effect a transfer, to NMC for application on account of the Senior Indebtedness. If Junior Creditor fails to endorse any instrument for the payment of money payable to it or its order, which has been turned over to NMC, NMC is hereby irrevocably constituted and appointed attorney-in-fact for the Junior Creditor with full power to make any such endorsement, and with full power of substitution. All actions taken by such attorney-in-fact as permitted by the terms of this Subordination Agreement or applicable law are hereby ratified and approved.

(D)     After all of the Senior Indebtedness has been paid in full and until all of the Junior Indebtedness has been paid in full, Junior Creditor shall be subrogated to the rights of NMC to receive payments and distributions of assets with respect to the Senior Indebtedness, to the extent that distributions otherwise payable to Junior Creditor have been applied to the payment of Senior Indebtedness in accordance with the provisions of this Subordination Agreement.  As between Debtor and Junior Creditor, a distribution applied to the payment of Senior Indebtedness in accordance with the provisions of this Subordination Agreement which would otherwise have been made to Junior Creditor shall not be deemed a payment by Debtor on the Junior Indebtedness, it being understood that the subordination and other intercreditor provisions of this Subordination Agreement are intended solely for the purpose of defining the relative rights of Junior Creditor, on the one hand, and NMC, on the other hand, and nothing contained in this Subordination Agreement shall impair the obligations of Debtor, which are absolute and unconditional, to pay to Junior Creditor the Junior Indebtedness as and when the same shall become due and payable in accordance with its terms, except as such obligation is modified by the rights confirmed hereunder in favor of NMC, or affect the relative rights of Junior Creditor and the creditors of Debtor other than NMC.

5.     Priorities. Notwithstanding the terms of any Security Agreement heretofore or hereafter entered into between either Lender and Debtor, or the date of the filing of any financing statements heretofore or hereafter filed by either Lender against Debtor, or any other action by either Lender with regard to perfection of a security interest or lien, Junior Creditor agrees that any security interest, lien, claim or right now or hereafter asserted by Junior Creditor with respect to the Collateral, shall be subject, junior and subordinate to any security interest, lien, claim or right now or hereafter asserted by NMC with respect thereto.

6.     Exercise of Rights Under Security Agreements, Notes and Other Agreements.

(A)     Junior Creditor will not take any action which interferes with the exercise of NMC's rights and remedies with respect to the Senior Indebtedness, or interfere with NMC's exercise of NMC's superior security interest in, or lien on, the Collateral, and specifically and without limitation, Junior Creditor will not, without the prior written consent of NMC, notify any account debtors of Debtor of Junior Creditor's security interest in the accounts of Debtor and will not notify any such account debtor to remit any payments on accounts to Junior Creditor.

(B)     If an event of default exists under the Obligations of Debtor to Junior Creditor that permits Junior Creditor to exercise any of its rights or remedies to collect the Junior Indebtedness, Junior Creditor will not take any Enforcement Action until the date the Obligations of Debtor to NMC are indefeasibly paid and satisfied in full.; provided that following the acceleration of the Senior Indebtedness, Junior Creditor may accelerate the Junior Indebtedness. Any Enforcement Action by Junior Creditor shall be subject to the terms of this Subordination Agreement.

(C)     Each Lender waives the right to require a marshalling of assets.

(D)     Each Lender agrees to endeavor to promptly notify the other Lender if such Lender declares an event of default under the Obligations of Debtor to such Lender, however the failure of any Lender to so notify the other Lender shall not impose any liability on the Lender failing to give such notice or in any manner restrict or limit the rights and remedies of such Lender.

(E)     Junior Creditor hereby agrees that, until the Obligations of Debtor to NMC are indefeasibly paid and satisfied in full, NMC may dispose of, and exercise any other rights with respect to, any or all of the Collateral, free of the lien of Junior Creditor (except to the extent of Junior Creditor’s right to any surplus over the amount necessary to pay the Obligations owing to NMC as provided in the following proviso clause), provided that the proceeds thereof, net of disposition costs and expenses, are applied to the payment of the Senior Indebtedness and Junior Creditor retains any rights Junior Creditor may have as a junior secured creditor with respect to the surplus (if any) over the amount necessary to pay the Obligations owing to NMC in full in cash arising from any such disposition or enforcement. Upon any disposition of any of the Collateral by NMC, or by Debtor with the consent of NMC, any and all liens of Junior Creditor in such Collateral (except to the extent of Junior Creditor’s right to any surplus over the amount necessary to pay the Obligations owing to NMC as provided in the following proviso clause), shall be deemed to be released without further action on the part of Junior Creditor provided the proceeds of such disposition, net of disposition costs and expenses, are applied to the payment of the Senior Indebtedness, and Junior Creditor retains any rights Junior Creditor may have as a junior secured creditor with respect to the surplus (if any) over the amount necessary to pay the Obligations owing to NMC in full in cash arising from any such disposition or enforcement. Junior Creditor agrees, if requested, to execute and/or immediately deliver any and all financing statement amendments and other documents with respect to such releases which NMC deems necessary in its discretion.

(F)      Each Lender agrees to give to the other Lender notice of default, termination, demand, acceleration, exercise of remedies and any other notice which is of a like nature or required to be given under its respective Security Agreement with Debtor, or by law, in each case concurrently with the giving of such notice to Debtor; provided, however, that no failure of any Lender to give such notice to the other Lender shall affect the validity or enforcement of the subordination and other provisions of this Subordination Agreement or the relative priorities of the respective liens and security interests of the Lenders in the Collateral established in Section 5 hereof.

(G)     Intercreditor Arrangements in Bankruptcy.

(i)     This Subordination Agreement shall remain in full force and effect and enforceable pursuant to its terms in accordance with Section 510(a) of the Bankruptcy Code, and all references herein to Debtor shall be deemed to apply to Debtor as debtor in possession and to any trustee in bankruptcy for the estate of Debtor.

(ii)     Except as otherwise specifically permitted in Section 6(E) or this Section 6(F), until the Obligations of Debtor to NMC are indefeasibly paid and satisfied in full, Junior Creditor shall not assert, without the written consent of NMC, any claim, motion objection, or argument in respect of any of the Collateral in connection with any insolvency or liquidation proceeding which could otherwise be asserted or raised in connection with such insolvency or liquidation proceeding by Junior Creditor as a secured creditor of Debtor, including, without limitation, any claim, motion, objection or argument seeking adequate protection or relief from the automatic stay in respect of the Collateral.

(iii)     Without limiting the generality of the foregoing, Junior Creditor agrees that, if an insolvency or liquidation proceeding occurs, (1) NMC may consent to the use of cash collateral on such terms and conditions and in such amounts as NMC, in its sole discretion, may decide without seeking or obtaining the consent of Junior Creditor as holder of a subordinate interest in the Collateral; (2) Lender may, upon notice to Junior Creditor, (A) provide financing to Debtor, or (B) consent to the granting of a priming lien to secure postpetition financing, in each case pursuant to Section 364 of the Bankruptcy Code or other applicable law and on such terms and conditions and in such amounts as NMC, in its sole discretion, may decide without seeking or obtaining the consent of Junior Creditor as holder of an interest in the Collateral; (3) Junior Creditor shall not oppose Debtor's use of cash collateral on the basis that Junior Creditor's interest in the Collateral is impaired by such use or inadequately protected by such use to the extent such use has been approved by NMC; (4) Junior Creditor shall not oppose any sale or other disposition of any assets comprising part of the Collateral free and clear of liens or other claims of any party, including Junior Creditor, under Section 363 of the Bankruptcy Code on the basis that Junior Creditor's interest in the Collateral is impaired by such sale or inadequately protected as a result of such sale if NMC has consented to such sale or disposition of such assets; and (5) Junior Creditor shall not vote in favor of, nor sponsor or support any plan of reorganization of Debtor, that does not propose to pay the Senior Indebtedness in full on the effective date of such plan or that is not consistent with this Subordination Agreement, absent NMC's consent to a plan that does not pay in full the Senior Indebtedness on the effective date of such plan.

(iv)     Junior Creditor agrees that it will not initiate, prosecute, encourage, or assist with any other person or entity to initiate or prosecute any claim, action or other proceeding (1) challenging the validity or enforceability of this Subordination Agreement, (2) challenging the validity or enforceability of NMC's claim, (3) challenging the perfection or enforceability of any liens of NMC, or (4) asserting any claims, if any, which Debtor may hold with respect to NMC or any of the Obligations of Debtor to NMC.

(v)     To the extent that NMC receives payments or transfers on the Obligations of Debtor to NMC or proceeds of the Collateral which are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver of any other party under any bankruptcy law, state or federal law, common law, or equitable cause, then, to the extent of such payment or proceeds received, the Obligations of Debtor to NMC, or part thereof, intended to be satisfied shall be revived and continued in full force and effect as if such payments or proceeds had not been received by NMC.

(vi)     Subject to the provisions of this Section 6(F) above, (1) Junior Creditor shall be entitled to file any necessary responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of Junior Creditor, including, without limitation, any claims secured by the Collateral, if any, and (2) Junior Creditor shall be entitled to file any pleadings, objections, motions or subordination agreements which assert rights or interests available to unsecured creditors of Debtor arising under either the Bankruptcy Code or applicable non-bankruptcy law.

(vii)     NMC agrees that NMC will not initiate, prosecute, encourage, or assist with any other person or entity to initiate or prosecute any claim, action or other proceeding (1) challenging the validity of enforceability of this Subordination Agreement, (2) challenging the validity or enforceability of Junior Creditor's claims, (3) challenging the perfection of enforceability of any liens of Junior Creditor, or (4) asserting any claims, if any, which Debtor may hold with respect to Junior Creditor or any of the Obligations of Debtor to Junior Creditor.

7.     No Warranties. The Lenders have not made to each other nor do they hereby or otherwise make to each other any warranties, express or implied, nor do they assume any liability to the other Lender with respect to: (a) Debtor or any other obligors under any instruments of guaranty; (b) the enforceability, validity, value or collectability of the Collateral held by such Lender or any of the notes, guaranties, security agreements or subordination agreements evidencing or entered into with respect to any of the Obligations; or (c) Debtor's title or right to transfer the Collateral (or any portion thereof). A Lender shall not be liable to the other Lender for any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of such Lender or such Lender's agents, officers, employees or attorneys with respect to any transaction relating to any of the notes or subordination agreements evidencing or entered into with respect to any of the Obligations or any security or guaranties therefor, provided such Lender has acted in good faith and has not been guilty of gross negligence or willful misconduct.

8.     Actions by NMC. Without impairing or releasing this Subordination Agreement, NMC may at any time and from time to time, without the consent of, or notice to Junior Creditor, upon any terms or conditions and in whole or in part:

(A)     Change the manner, place or terms of payment, and/or change or extend from time to time the time of payment or renew or alter, the Senior Indebtedness or any security therefor, and this Subordination Agreement shall apply to the Senior Indebtedness as so changed, extended, renewed or altered;

(B)     Sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged, mortgaged or in which a security interest is given to secure, or howsoever securing, the Senior Indebtedness;

(C)     Exercise or refrain from exercising any rights against Debtor or any surety, endorser or guarantor or subordinator (including Junior Creditor) (each an "Obligor") or against security, or otherwise act or refrain from acting;

(D)     Settle or compromise the Senior Indebtedness, or any liability of any Obligor, or dispose of any security therefor, with or without consideration, or any liability incurred directly or indirectly in respect thereof;

(E)     Apply any sum by whomsoever paid or howsoever realized to the Senior Indebtedness; and

(F)     Take or refrain from taking any or all actions against Debtor, any Obligor, or any of the Collateral, whether similar or dissimilar to the foregoing.

9.     Assignment and Transfer. Each Lender may, from time to time, without affecting any of such Lender's rights hereunder, assign or transfer any or all of the Obligations owing to such Lender or any interest therein, provided that prompt written notice thereof is given to the other Lender, and the assignment or transfer is made expressly subject to the terms of this Subordination Agreement and the assignee or transferee of such Lender agrees in writing to be bound by the provisions of this Subordination Agreement. Notwithstanding the foregoing, NMC may assign to the agent of its lending group or lender, as security for the indebtedness owing by NMC to such agent and lending group or lender, any or all of the Obligations (or any portion thereof) owing to NMC subject to the terms and provisions of this Subordination Agreement.

10.     Amendment; Waiver. No amendment, modification or waiver of any provision of this Subordination Agreement, or of a Lender’s rights hereunder, shall be effective or deemed to be made by a Lender unless the same shall be in writing and signed by such Lender (and Debtor shall be bound by this Subordination Agreement as so amended), and any such waiver shall be effective only in the specific instance and for the specific purpose for which given, and shall in no way impair the rights of such Lender or the obligations of the other Lender in any other respect at any other time. No delay on the part of any Lender in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by such Lender of any right, power or remedy preclude any other for further exercise thereof, or the exercise of any other right, power or remedy.

11.     Notices. Notices and communications under this Subordination Agreement shall be in writing and shall be given by (i) hand-delivery, (ii) first class mail (postage prepaid), (iii) reliable overnight commercial courier (charges prepaid); or (iv) facsimile or other electronic transmission, to the addresses and facsimile numbers listed below the signature of each Lender below. Notice given by facsimile or other electronic transmission shall be deemed to have been given and received when sent. Notice by overnight courier shall be deemed to have been given and received on the date scheduled for delivery. Notice by mail shall be deemed to have been given and received three (3) calendar days after the date first deposited in the United States mail. Notice by hand-delivery shall be deemed to have been given and received upon delivery. A Lender may change its address and/or facsimile number by giving written notice to the other Lender as specified herein.

12.    Entire Agreement. This Subordination Agreement embodies the entire agreement and understanding of the parties hereto and supersedes all prior understandings of the parties hereto relating to the subject matter herein contained.

13.     Captions. Section captions used in this Subordination Agreement are for convenience only and shall not affect the interpretation of the provisions of this Subordination Agreement.

14.     Counterparts; Effectiveness. This Subordination Agreement may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Subordination Agreement shall become effective as of the date hereof when one or more counterparts has been executed and delivered by each of the parties hereto.

15.     Termination. This Subordination Agreement shall remain in full force and effect until such time as all of the Obligations owing to NMC are indefeasibly paid and satisfied in full.

16.     Governing Law. This Subordination Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to contracts made and to be performed in such state. All terms used herein which are not defined herein and are defined in the New Jersey Uniform Commercial Code in effect from time to time (the "UCC") shall have the meanings therein stated, unless the context otherwise requires. Except as otherwise provided in this Subordination Agreement, the rights and priorities of the Lenders shall be determined in accordance with applicable law.

17.     Successors and Assigns; Benefit of Subordination Agreement. This Subordination Agreement is solely for the benefit of the Lenders and their respective successors, designees or assigns, as the case may be, and no other persons, including, without limitation, Debtor, shall have any right, benefit, priority or interest under, or because of the existence of, this Subordination Agreement.

18.     Miscellaneous.

(A)     All rights, powers and remedies of the Lenders hereunder and under any agreement between Debtor or any other Obligor and such Lender, now, or at any time hereafter in force, shall be cumulative and not alternative, and shall be in addition to all rights, powers and remedies given to Lender by law.

(B)     Whenever used herein, the singular shall include the plural, the plural the singular, and the use of the masculine, feminine or neuter gender shall include all genders.

(C)     The terms "Debtor", "Junior Creditor" and "NMC" as used in this Subordination Agreement shall include the individuals, firms, corporations or limited liability companies named herein as Debtor, or Junior Creditor or NMC as applicable, and (i) any successor, individual or individuals, firms or corporations to which all or substantially all of the business or assets of any of them shall have been transferred; (ii) in the case of a partnership, any new partnership which shall have been created by reason of the admission of any new partner or partners therein or the dissolution of the then existing partnership or the death, resignation or withdrawal of a partner; and (ii) in the case of a corporation or limited liability company, any other corporation or limited liability company into or with which such corporate or limited liability company party shall have been merged, consolidated, reorganized or absorbed.

19.     Controlling Contract. In the case of any conflict between this Subordination Agreement and any Security Agreement with either Lender, this Subordination Agreement shall control.

20.     Further Action. Each Lender shall take such further actions as the other Lender shall reasonably request to effectuate the priorities and other matters set forth in this Subordination Agreement, including without limitation, in the case of UCC financing statements filed by Junior Creditor, the filing of UCC amendment statements giving record notice that the liens and security interests of Junior Creditor in the Collateral are junior and subordinate to the senior liens and security interests of NMC. Junior Creditor further agrees the Junior Indebtedness shall also be subordinate to the indebtedness owing by Debtor to a third party lender whose loans to Debtor are used to refinance the Senior Indebtedness, and that Junior Creditor's lien on assets of Debtor shall also be subordinate to the lien in favor of such future lender, and that Junior Creditor shall execute and deliver to any such future lender a Subordination Agreement in the same form as this Subordination Agreement or such other form as the future working capital lender and Junior Creditor shall reasonably agree to.

21.     WAIVER OF TRIAL BY JURY. EACH LENDER WAIVES TRIAL BY JURY IN ANY ACTION UNDER OR RELATING TO THIS SUBORDINATION AGREEMENT.

[Signatures Begin on the Next Page]

IN WITNESS WHEREOF, each Lender has caused this Subordination Agreement to be duly executed by its authorized officer(s), as applicable, as of the day and year first above written

STANLEY FURNITURE COMPANY, INC. By: Name: Title: Address: Attn: Facsimile No.: NORTH MILL CAPITAL LLC By: Name: Title:

Address:	821 Alexander Road, Suite 130
Princeton, New Jersey 08540
Attn:	Rebecca G. Smith
Senior Vice President
Phone: xxx-xxx-xxxx (work);
xxx-xxx-xxxx (mobile)
Facsimile No.:	(xxx) xxx-xxxx

ACKNOWLEDGEMENT AND AGREEMENT OF DEBTOR

Each of the undersigned, a Debtor referred to in the foregoing Subordination Agreement, hereby accepts notice of, and consents to the execution and delivery thereof, and of the terms and provisions thereof, and, in consideration of the granting or continuing of the Senior Indebtedness, as therein described, agrees to do and perform any and all acts and things which may be required on such Debtor's part to enable Junior Creditor under the Subordination Agreement to perform the obligations of Junior Creditor as therein expressed, and to refrain from doing any act or thing which would cause or contribute to a violation by Junior Creditor of the Subordination Agreement or of any of Junior Creditor's obligations thereunder.

Dated: February __, 2018

CHURCHILL DOWNS LLC

By:______________________________________

Name:____________________________________

Title:_____________________________________

CHURCHILL DOWNS INTERMEDIATE HOLDINGS LLC

By:______________________________________

Name:____________________________________

Title:_____________________________________

STANLEY FURNITURE COMPANY 2.0, LLC

By:______________________________________

Name:____________________________________

Title:_____________________________________

Exhibit A

Liens held by Junior Creditor:

Liens and Security Interests in substantially all of the assets and properties of the Borrower, the Parent and Stanley Furniture 2.0 pursuant to the terms of the Junior Note and the other Purchase Documents.

Guarantees held by Junior Creditor:

Guarantees of Junior Indebtedness pursuant to those certain guaranty agreements dated of even date herewith executed by the following in favor of Junior Creditor:

Parent

Stanley Furniture 2.0

Schedule 1

Amendments to Annex 2.2(f) of the Asset Purchase Agreement and
Sections 4.13(a) and 4.13(f) of the Disclosure Schedule

Annex 2.2(e) to the Purchase Agreement is amended by deleting Items 1 and 2 in their entirety and substituting the following lieu thereof:

1.	Separation Agreement by and between Glenn Prillaman and Stanley Furniture Company, Inc., dated as of December 7, 2017.

2.	Intentionally omitted.

Annex 2.2(f) to the Asset Purchase Agreement is amended by inserting the following at the end thereof:

5.

Split dollar life insurance policy with respect to Lawrence E. Webb Jr., former Chief Financial Officer of Seller and the related Split-Dollar Collateral Assignment made as of March 21, 1991 by Lawrence E. Webb, Jr. to Stanley Interiors Corporation.

The Disclosure Schedule is amended by deleting Item 12 of Section 4.13(a) of the Disclosure Schedule in its entirety and substituting the following in lieu thereof:

12.

Split dollar life insurance policy with respect to Lawrence E. Webb Jr., former Chief Financial Officer of Seller and the related Split-Dollar Collateral Assignment made as of March 21, 1991 by Lawrence E. Webb, Jr. to Stanley Interiors Corporation.

The Disclosure Schedule is amended by deleting Item 2 of Section 4.13(f) of the Disclosure Schedule in its entirety and substituting the following in lieu thereof:

2.

Split dollar life insurance policy with respect to Lawrence E. Webb Jr., former Chief Financial Officer of Seller and the related Split-Dollar Collateral Assignment made as of March 21, 1991 by Lawrence E. Webb, Jr. to Stanley Interiors Corporation.

Sch. 1-1